Exhibit 99.1

O-I Chairman & CEO Steve McCracken to Step Down
Board Member Albert Stroucken named new Chairman & CEO

PERRYSBURG, Ohio, November 8, 2006 — The Board of Directors of Owens-Illinois, Inc. (NYSE: OI) today announced that its chairman and chief executive officer Steven R. McCracken, has chosen to step down at the end of the month for personal reasons.

Albert P.L. Stroucken, a current O-I Board member, has been named as the Company’s new chairman and CEO, effective December 4.

“Al has been a significant contributor to our Board of Directors since August 2005, and I am pleased that he is taking the leadership of O-I at this important time.  He understands our strategic direction and will be instrumental in managing the execution of the corporate path forward,” said Mr. McCracken.

Mr. Stroucken is currently chairman and CEO of H.B. Fuller Company (NYSE:FUL), St. Paul, Minnesota, a $1.5 billion manufacturer of adhesives, sealants, coatings, paints and other specialty chemical products.   Previously, he was general manager of the Inorganics division of Bayer AG, after serving as executive vice president and president of the Industrial Chemicals division of the Bayer Corporation from 1992 through 1997.  He joined Bayer AG in Leverkusen, Germany in 1969.

Mr. Stroucken is a member of the Board of Directors of Baxter International, Inc., a medical devices, pharmaceuticals and biotechnology company.  He also serves on the Board of Directors for the H.B. Fuller Company Foundation, the Twin Cities United Way, and O-I.

Speaking on behalf of O-I’s Board, Mr. Stroucken said, “We fully understand and respect Steve’s decision.  We thank him for his enormous contributions in leading our strategic transformation and I look forward to engaging with the employees of O-I to continue driving toward our goals.”

Mr. McCracken joined O-I in April 2004 to drive the financial turnaround and cultural transformation of O-I.

“These changes in leadership provide certainty for all of our stakeholders and represent what is best for the Company, for my family, and for me personally,” Mr. McCracken said.

About O-I
Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and Latin America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs nearly 30,000 people and has more than 100 manufacturing facilities in 23 countries.  In 2005, annual revenues were $7.2 billion.  For more information, visit http://www.o-i.com.

Copies of O-I news releases are available at the O-I Web site at www.o-i.com; or at www.prnewswire.com.

CONTACT:   O-I, Kelley Yoder, 567-336-1388.

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